Exhibit 99.1

December 15, 2023

Dear Fellow Shareholder:

As we close out the calendar year, I am pleased to provide you with an important update that we believe firmly positions CNL Healthcare Properties for 2024 and beyond. This year, we focused on rebuilding occupancy levels and further improving operations at our 69 seniors housing communities, nationwide. I am encouraged to report that we have made meaningful and tangible strides in regaining pre-pandemic operational performance and occupancy as we remain focused on driving value for you, our shareholders. Our steady operational improvement has been supported by eight consecutive quarters of top-line revenue growth and a moderation of elevated expenses year-to-date that were due to inflation and higher than historical labor costs.

A critical part of building and protecting value has been our ongoing focus on maintaining a strong balance sheet, liquidity position, and financial flexibility. In mid-2023, as previously announced, we began detailed work and conversations with our senior unsecured group of banks about refinancing opportunities well before the May 2024 maturity of our unsecured credit facilities.

Refinancing of Credit Facilities

It is with considerable enthusiasm that I announce that we have successfully negotiated and executed the favorable refinancing of our $600 million in corporate credit facilities, six months ahead of its maturity date, which effectively maintains our already low aggregate leverage ratio of under 31%. As a reminder, our corporate credit facilities make up the overwhelming majority of the company’s debt, or just under 94% of our debt outstanding as of the end of the third quarter. The refinancing was a vital corporate initiative to support the ongoing health of our company and is a significant achievement given the persisting challenging credit and debt capital markets, which has begun to leave many real estate owners without supportive or economically viable financing options.

Since inception, we have paid particular attention to building an impeccable reputation and deep relationships within the lending community by being what we believe to be a reliable and communicative borrower. These relationships, our sound balance sheet and credit profile, and improved company performance have allowed us to secure corporate credit facility financing commitments ranging from $25 million to $117.5 million from a strong and diverse syndicate of 11 banks, including two new lenders to the company.

Portfolio and Industry Update

Since the onset of the pandemic, we have been navigating the operational challenges in the seniors housing industry, including, most recently, pressure on overall expenses due to the inflationary environment. Our management team continues to prioritize expense containment and find creative ways to positively impact items within our control. Additionally, while there has been steady and good improvement in our portfolio’s occupancy, rebuilding occupancy has been slower than initially expected. This is a sentiment shared by CNL Healthcare Properties and the broader seniors housing sector.

Unlike many other real estate sectors today, seniors housing has proven to be a top beneficiary of above-average rent and revenue growth. Our management team remains quite bullish as we look ahead on the private pay seniors housing sector due to the aging U.S. demographics showing the 80-year-old population cohort growing by 24% in five years together with historically low supply and inventory growth, down over 60% since 2017. We expect that these trends will be very attractive to investors and capital over the coming years.

Finally, it is important to note that our continuous pursuit of ultimate liquidity for shareholders remains top of mind. Regrettably, our progress this year was hindered by capital markets malaise, driven by uncertainty surrounding inflation, plus the 11 consecutive interest rate increases by the Federal Reserve since March 2022. Despite this, please know that while market conditions did not support a concluding strategic transaction before year-end 2023, our board of directors and its special committee, management team, and financial advisor KeyBanc Capital Markets, have remained especially active studying and pursuing select market opportunities that could be in our shareholders’ best interests.

We are committed to building on the progress made throughout 2023 to support and drive investment value, are thrilled with the conclusion of our debt refinancing work and remain encouraged about the future and the current state of the company. On behalf of everyone at CNL, we are grateful for your ongoing support and confidence as stewards of your capital.

Sincerely,

Stephen H. Mauldin
President and Chief Executive Officer

cc: Financial professional

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial advisors should not place undue reliance on forward-looking statements.